Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Money Market Trust

We consent to the use of our reports dated October 17, 2014, with respect to the financial statements of Western Asset Liquid Reserves, Western Asset U.S. Treasury Reserves, Western Asset Government Reserves, Western Asset Tax Free Reserves, Western Asset California Tax Free Money Market Fund, Western Asset Connecticut Municipal Money Market Fund and Western Asset New York Tax Free Money Market Fund, each a series of Legg Mason Partners Money Market Trust, as of August 31, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of Legg Mason Partners Money Market Trust.

New York, New York

December 12, 2014